Filed Pursuant to Rule 424(b)(7)

Registration No. 333-217636

CALCULATION OF REGISTRATION FEE (1)

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, par value $0.001 per share	1,717,789	$101.11	$173,677,056.85	$21,622.79

(1)	The information in this Calculation of Registration Fee Table updates, with respect to the securities offered hereby, the information set forth in the Calculation of Registration Fee Table included in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-217636), originally filed with the Commission on May 3, 2017.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low reported sales prices on the New York Stock Exchange on March 28, 2018.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 3, 2017)

Centene Corporation

Up to 1,717,789 Shares of Common Stock

This prospectus supplement will be used from time to time by the selling stockholders to resell certain shares of common stock, par value $0.001 per share, of Centene Corporation, a Delaware corporation (“Centene”). The shares of our common stock that may be offered by the selling stockholders using this prospectus supplement and the accompanying prospectus represent shares of our common stock that we issued to such selling stockholders in connection with our acquisition of MHM Services, Inc., a Delaware corporation (“MHM”), on April 2, 2018. We will not receive any proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CNC.” On March 29, 2018, the last reported sale price of our common stock on the NYSE was $106.87 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-3 and such risk factors as may be updated from time to time in our public filings.

The selling stockholders may, from time to time, offer and sell registered shares of our common stock held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. See “Plan of Distribution” beginning on page S-23 of this prospectus supplement for more information about how the selling stockholders may offer and sell their shares of common stock.

The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 2, 2018

Prospectus Supplement

Prospectus

You should read this document together with additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information. We and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling stockholders, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we or selling stockholders may sell the securities described in the accompanying prospectus from time to time. In this prospectus supplement, we provide you with specific information about the shares the selling stockholders are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the shares. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Where You Can Find More Information,” before investing in the shares.

Unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our” or similar terms and “Centene” refer to Centene Corporation, together with its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus incorporate by reference information from documents filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), on or after the date of this prospectus supplement and before the termination of the offering of the shares pursuant to this prospectus supplement. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 20, 2018;

•	our Current Reports on Form 8-K, filed with the SEC on March 24, 2016 (as amended on May 10, 2016 (excluding Item 9.01 and Exhibit 99.1 of such amendment) and as further amended on June 9, 2016), February 5, 2018, February 9, 2018, February 27, 2018, March 13, 2018 (Film No.: 18685313), March 26, 2018, April 2, 2018 and April 2, 2018;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 9, 2018 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017); and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 14, 2003, as amended by our Forms 8-A/A filed with the SEC on December 17, 2004 and April 26, 2007, including any amendments or reports filed for the purpose of updating such description.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Where You Can Find More Information.” We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed under the symbol “CNC” and traded on the NYSE. Information about us, including our SEC filings, is also available at our Internet site at http://www.centene.com. However, the information on our internet site is not a part of this prospectus supplement or the accompanying prospectus.

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We encourage you to read our SEC reports, as they provide additional important information about us. For example, we filed the audited financial statements of Health Net, Inc. (“Health Net”) and its subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the three-year period ended December 31, 2015, which are incorporated by reference herein from our Current Report on Form 8-K, with the SEC on March 24, 2016 (as amended on May 10, 2016 (excluding Item 9.01 and Exhibit 99.1 of such amendment) and as further amended on June 9, 2016) (the “Health Net Form 8-K”), and we filed the audited financial statements of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York (“Fidelis Care”) as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, which are incorporated by reference herein from our Current Report on Form 8-K, with the SEC on March 26, 2018 (the “Fidelis Form 8-K”). We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement, at no charge upon written or oral request by contacting us at Centene Corporation, Attn: Corporate Secretary, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, telephone (314) 725-4477.

This prospectus supplement does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus supplement pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement or the documents incorporated by reference in this prospectus supplement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those definitive agreements and those exhibits for complete statements of their provisions. The documents incorporated by reference in this prospectus supplement and the registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Statements set forth in this prospectus supplement, the accompanying prospectus and incorporated by reference herein and therein from documents we have filed with the SEC may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include without limitation statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, including the proposed acquisition of Fidelis Care (the “Proposed Fidelis Acquisition”), investments and the adequacy of our available cash resources. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

All forward-looking statements included or incorporated by reference in this prospectus supplement are based on information available to us on the date of this prospectus supplement. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included or incorporated by reference in this prospectus supplement, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates or other forward-looking statements due to a variety of important factors, including but not limited to:

•	our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves;

•	competition;

•	membership and revenue declines or unexpected trends;

•	changes in healthcare practices, new technologies and advances in medicine;

•	increased healthcare costs;

•	changes in economic, political or market conditions;

•	changes in federal or state laws or regulations, including changes with respect to government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Healthcare and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions;

•	rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government business;

•	our ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces;

•	tax matters;

•	disasters or major epidemics;

•	the outcome of legal and regulatory proceedings;

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•	changes in expected contract start dates;

•	provider, state, federal and other contract changes and timing of regulatory approval of contracts;

•	the expiration, suspension or termination of our or Fidelis Care’s contracts with federal or state governments (including but not limited to Medicaid, Medicare and TRICARE);

•	the difficulty of predicting the timing or outcome of pending or future litigation or government investigations;

•	challenges to our or Fidelis Care’s contract awards;

•	cyber-attacks or other privacy or data security incidents;

•	the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the acquisition (the “Health Net Acquisition”) of Health Net, and the Proposed Fidelis Acquisition, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of any failure to obtain any regulatory, governmental or third party consents or approvals in connection with the Proposed Fidelis Acquisition (including any such approvals under the New York Non-For-Profit Corporation Law) or any conditions, terms, obligations or restrictions imposed in connection with the receipt of such consents or approvals;

•	the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Health Net Acquisition;

•	disruption caused by significant completed and pending acquisitions, including the Health Net Acquisition and the Proposed Fidelis Acquisition, making it more difficult to maintain business and operational relationships;

•	the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including among others, the Health Net Acquisition and the Proposed Fidelis Acquisition;

•	changes in expected closing dates, estimated purchase price and accretion for acquisitions;

•	the risk that acquired businesses, including Health Net and Fidelis Care, will not be integrated successfully;

•	the risk that the conditions to the completion of the Proposed Fidelis Acquisition may not be satisfied or completed on a timely basis, or at all;

•	failure to obtain or receive any required regulatory approvals, consents or clearances for the Proposed Fidelis Acquisition, and the risk that, even if so obtained or received, regulatory authorities impose conditions on the completion of the transaction that could require the exertion of management’s time and our resources or otherwise have an adverse effect on Centene;

•	business uncertainties and contractual restrictions while the Proposed Fidelis Acquisition is pending, which could adversely affect our business and operations;

•	change of control provisions or other provisions in certain agreements to which Fidelis Care is a party, which may be triggered by the completion of the Proposed Fidelis Acquisition;

•	loss of management personnel and other key employees due to uncertainties associated with the Proposed Fidelis Acquisition;

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•	the risk that, following completion of the Proposed Fidelis Acquisition, the combined company may not be able to effectively manage its expanded operations;

•	restrictions and limitations that may stem from the financing arrangements that the combined company will enter into in connection with the Proposed Fidelis Acquisition;

•	our ability to achieve improvement in the Centers for Medicare and Medicaid Services Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth;

•	availability of debt and equity financing, on terms that are favorable to us;

•	inflation; and

•	foreign currency fluctuations.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect our business operations, financial condition and results of operations, in our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

All statements, other than statements of current or historical fact, contained in this filing are forward-looking statements. We have attempted to identify these statements by terminology including “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions in connection with, among other things, any discussion of future operating or financial performance. In particular, these statements include statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, investments and the adequacy of our available cash resources.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. See “Risk Factors” beginning on page S-3 of this prospectus for reference to the factors that could cause actual results to differ materially.

You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section entitled “Risk Factors” in this prospectus supplement and such risk factors as may be updated from time to time in our public filings.

Overview

Centene is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene provides member-focused services through locally based staff by assisting in accessing care, coordinating referrals to related health and social services and addressing member concerns and questions. Centene also provides education and outreach programs to inform and assist members in accessing quality, appropriate healthcare services. Centene believes its local approach, including member and provider services, enables it to provide accessible, quality, culturally-sensitive healthcare coverage to its communities. Centene’s health management, educational and other initiatives are designed to help members best utilize the healthcare system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems, resulting in better health outcomes. Centene combines its decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.

In September 2017, we signed a definitive agreement under which Fidelis Care (as defined herein) will become our health plan in New York State. Under the terms of the agreement, we will acquire substantially all of the assets of Fidelis Care for $3.75 billion, subject to certain adjustments.

Centene operates in two segments: Managed Care and Specialty Services. Centene’s Managed Care segment provides health plan coverage to individuals through government subsidized and commercial programs including Medicaid, the State Children’s Health Insurance Program (CHIP), Long-Term Services and Supports (LTSS), Medicare, Foster Care, Supplemental Security Income Program, also known as the Aged, Blind or Disabled, or collectively ABD, and Medicare-Medicaid Plans (MMP), which cover beneficiaries who are dually eligible for Medicare and Medicaid. In addition, our commercial operations, which include our members through the Health Insurance Marketplace, are included within the Managed Care segment. Centene’s Specialty Services segment consists of Centene’s specialty companies offering diversified healthcare services and products to state programs, correctional facilities, healthcare organizations, employer groups, military service members and their families, and other commercial organizations, as well as to its own subsidiaries. For the year ended December 31, 2017, Centene’s Managed Care and Specialty Services segments accounted for 95% and 5%, respectively, of Centene’s total external revenues.

Centene’s membership totaled 12.2 million as of December 31, 2017. For the year ended December 31, 2017, Centene’s total revenues and net earnings from continuing operations attributable to Centene were $48.4 billion and $828 million, respectively, and its total cash flow from operations was $1.5 billion.

Our initial health plan commenced operations in Wisconsin in 1984. We were organized in Wisconsin in 1993 as a holding company for our initial health plan and reincorporated in Delaware in 2001.

The selling stockholders acquired the shares of our common stock which are the subject of this prospectus supplement in connection with our acquisition of MHM on April 2, 2018. See “Selling Stockholders” below.

The principal executive offices are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and our telephone number is (314) 725-4477. Centene’s website address is www.centene.com. We do not incorporate the information contained on our website herein, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

Our common stock is publicly traded on the NYSE under the ticker symbol “CNC.”

THE OFFERING

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision. As used in this section, except where otherwise indicated, the terms “us,” “we” and “our” refer to Centene Corporation and not to any of its subsidiaries.

Issuer	Centene Corporation, a Delaware corporation.

Securities offered by selling stockholders	1,717,789 shares of common stock, par value $0.001 per share.

Number of shares to be outstanding after this offering	178,480,756 shares (based on 176,762,967 shares of our common stock outstanding as of March 29, 2018).

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering.

NYSE Symbol	“CNC.”

Transfer agent and registrar	The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider all the information set forth in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein before deciding to invest in the common stock. In particular, we urge you to consider carefully the factors set forth below and such risk factors as may be updated from time to time in our public filings. Any of these risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement and the accompanying prospectus. While we believe we have identified and discussed below, in the accompanying prospectus and in the documents incorporated by reference herein and therein, the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect such business, financial condition and results of operations in the future. Unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our” or similar terms and “Centene” refer to Centene Corporation, together with its consolidated subsidiaries.

Risks Related to Ownership of Our Common Stock

Our stock price has fluctuated in the past and may fluctuate in the future. Accordingly, you may not be able to resell your shares at or above the price at which you purchased them.

The trading price of our common stock has fluctuated in the past. The trading price of our common stock could fluctuate significantly in the future and could be negatively affected in response to various factors including:

•	conditions in the broader stock market in general;

•	our ability to make investments with attractive risk-adjusted returns;

•	market perception of our current and projected financial condition, potential growth, future earnings and future cash dividends;

•	announcements we make regarding dividends;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	additional offerings of our common stock or equity-linked securities;

•	actions by rating agencies;

•	short sales of our common stock;

•	any decision to pursue a distribution or disposition of a meaningful portion of our assets;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	market perception or media coverage of us, other similar companies or the outlook of the markets and industries in which we compete;

•	major reductions in trading volumes on the exchanges on which we operate;

•	legislative or regulatory developments, including changes in the status of our regulatory approvals or licenses; and

•	litigation and governmental investigations.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may negatively affect the price or liquidity of our common stock. In addition, the market price of our common stock may fluctuate significantly following consummation of the Proposed Fidelis Acquisition if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of our and Fidelis Care’s businesses are not realized, or if the transaction costs relating to the Proposed Fidelis Acquisition are greater than expected, or if the financing relating to the transaction is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the Proposed Fidelis Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Proposed Fidelis Acquisition on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. In addition, our business differs from that of Fidelis Care, and accordingly, the results of operations of the combined company and the market price of our common stock after the completion of the Proposed Fidelis Acquisition may be affected by factors different from those currently affecting the independent results of operations of each of our and Fidelis Care’s businesses.

When the market price of a stock has been volatile or has decreased significantly in the past, holders of that stock have, at times, instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending, settling or paying any resulting judgments related to the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business and hurt our share price.

Shares eligible for future sale may adversely affect our common stock price.

Sales of our common stock or other securities in the public or private market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our certificate of incorporation, we are authorized to issue up to 410,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future sales and issuances of our common stock and other securities would have on the market price of our common stock.

Future issuances and sales of additional shares of preferred or common stock, including shares issued in connection with the Proposed Fidelis Acquisition, could reduce the market price of our shares of common stock.

Subject to market conditions, we intend to fund the purchase price for the Proposed Fidelis Acquisition with $2.3 billion of new equity, including shares paid as consideration. Any such issuances and sales of our preferred or common stock could have the effect of depressing the market price for our common stock. Further, any sale of shares to finance a portion of the purchase price for the Proposed Fidelis Acquisition will be subject to market conditions and could be negatively impacted by a decline in the market price for our common stock. In addition, in the future we may issue additional securities to raise capital or in connection with acquisitions. We often acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Further, shares of preferred stock may be issued from time to time in one or more series as our Board may from time to time determine each such series to be distinctively designated. The issuance of any such preferred stock could materially adversely affect the rights of holders of our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

Our shares of common stock will rank junior to all of our consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the common stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts with respect to the common stock then outstanding. We have a significant amount of debt, which amounted to $4.7 billion as of December 31, 2017, with $1,500 million of availability under our existing revolving credit facility and access to an additional $500 million of availability subject to lender commitments. We expect to incur additional debt to fund the Proposed Fidelis Acquisition. On a pro forma basis to give effect to the Proposed Fidelis Acquisition and the other events described under “Unaudited Pro Forma Condensed Combined Financial Information” herein, we would have had $6.2 billion of outstanding debt on a consolidated basis as of December 31, 2017, with $1,305 million of availability under our revolving credit facility, and may also take on additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under the terms of our existing debt.

Our corporate documents and provisions of Delaware law may prevent a change in control or management that stockholders may consider desirable.

Section 203 of the Delaware General Corporation Law, laws of states in which we operate, and our certificate of incorporation and by-laws contain provisions that might enable our management to resist a takeover of our company. These provisions could have the effect of delaying, deferring, or preventing a change in control of Centene or a change in our management that stockholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the shares of common stock sold by the selling stockholders.

SELLING STOCKHOLDERS

In connection with our acquisition of MHM on April 2, 2018, we issued 1,717,789 shares of our common stock as a portion of the consideration in a private placement to the selling stockholders. We are registering these shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The following table sets forth the information about the selling stockholders, including the number of shares of our common stock owned by or attributable to such selling stockholders immediately prior to this registration (including the shares offered by this prospectus supplement), the number of shares offered hereby and registered by the registration statement of which this prospectus supplement is a part, and the number of shares of our common stock to be owned by such selling stockholders after this offering. The number of shares to be owned after this offering assumes that all shares covered by this prospectus supplement will be sold by the selling stockholders and that no additional shares of our common stock are subsequently bought or sold by the selling stockholders.

Name	Ownership Prior to the Registration		Shares Covered by this Registration Statement	Ownership After the Shares are Sold
	Number of Shares	Percent		Number of Shares	Percent
All selling stockholders who beneficially own, in the aggregate, less than 1% of our common stock	1,723,789	*	1,717,789	6,000	*

*	Represents less than 1% of the total outstanding shares of our common stock.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on the NYSE under the symbol “CNC.” The following table sets forth, for the periods indicated, the high and low intra-day sale prices of our common stock as reported on the NYSE:

2016	High	Low
First Quarter	$68.42	$47.36
Second Quarter	$71.53	$55.60
Third Quarter	$75.57	$63.37
Fourth Quarter	$67.41	$50.00

2017	High	Low
First Quarter	$73.23	$56.00
Second Quarter	$85.80	$69.20
Third Quarter	$98.72	$79.06
Fourth Quarter	$104.65	$83.56

2018	High	Low
First Quarter (through March 31, 2018)	$112.42	$97.61

The closing sale price of our common stock as reported on the NYSE on March 29, 2018 was $106.87 per share. For a description of our common stock, see “Description of Capital Stock” in the accompanying prospectus and our certificate of incorporation, which is incorporated herein by reference.

Dividend Policy

We have never declared any cash dividends on our shares of common stock and currently anticipate that we will retain any future earnings for the development, operation and expansion of our business.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

CENTENE AND FIDELIS CARE

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combine the historical consolidated statements of operations of Centene and Fidelis Care, giving effect to the Proposed Fidelis Acquisition and the financing of the Proposed Fidelis Acquisition (the “Acquisition Financing”) as if they each had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of December 31, 2017, combines the historical consolidated balance sheets of the Company and Fidelis Care, giving effect to the Acquisition Financing and the Proposed Fidelis Acquisition as if they each had occurred on December 31, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Proposed Fidelis Acquisition, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•	separate historical audited financial statements of the Company as of and for the year ended December 31, 2017, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein; and

•	separate historical audited financial statements of Fidelis Care as of and for the year ended, December 31, 2017, and the related notes, incorporated by reference herein.

The unaudited pro forma condensed combined financial information has been prepared by us using the acquisition method of accounting in accordance with GAAP. We have been treated as the acquirer in the Proposed Fidelis Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The consummation of the Proposed Fidelis Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals, and there can be no assurance that the Proposed Fidelis Acquisition will occur on or before a certain time, on the terms described herein, or at all. The Proposed Fidelis Acquisition or any other financing transaction are not conditioned upon each other. In addition, under certain relevant laws and regulations, before completion of the Proposed Fidelis Acquisition, there are certain limitations regarding what we can learn about Fidelis Care. Until the Proposed Fidelis Acquisition is completed, we will not have complete access to all relevant information. The assets and liabilities of Fidelis Care have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for informational purposes.

We intend to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Proposed Fidelis Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the Proposed Fidelis Acquisition.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. You should not place undue reliance on the summary unaudited pro forma condensed combined financial information in deciding whether or not to purchase our common stock.

Management expects that the strategic and financial benefits of the Proposed Fidelis Acquisition will result in certain cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma condensed combined statement of operations. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Factors that may affect Future Results and the Trading Price of Our Common Stock—The combined company may be unable to successfully integrate our business with the assets acquired in the Proposed Fidelis Acquisition and realize the anticipated benefits of the Proposed Fidelis Acquisition” in Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2017.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(In millions, except per share data in dollars and shares in thousands)

	Centene	Fidelis Care	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$43,353	$9,718	$19	(a)	$53,090
Service	2,267	—	—		2,267

Premium and service revenues	45,620	9,718	19		55,357
Premium tax	2,762	—	164	(a)	2,926

Total revenues	48,382	9,718	183		58,283

Expenses:
Medical costs	37,851	8,878	—		46,729
Cost of services	1,847	—	—		1,847
Selling, general and administrative expenses	4,446	576	—		5,022
Amortization of acquired intangible assets	156	—	77	(b)	233
Premium tax expense	2,883	—	183	(a)	3,066

Total operating expenses	47,183	9,454	260		56,897

Earnings from operations	1,199	264	(77)		1,386
Other income (expense):
Investment and other income	190	90	(20	)(c)	260
Interest expense	(255)	(2)	(82	)(d)	(339)

Earnings before income tax expense	1,134	352	(179)		1,307
Income tax expense	326	—	69	(e)	395

Net earnings	808	352	(248)		912
Loss attributable to noncontrolling interests	20	—	—		20

Net earnings attributable to common stockholders	$828	$352	$(248)		$932

Net earnings per common share:
Basic earnings per common share	$4.80				$4.81
Diluted earnings per common share	$4.69				$4.70
Weighted average number of common shares outstanding:
Basic	172,427		21,521	(f)	193,948
Diluted	176,702		21,521	(f)	198,223

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page S-17 of this prospectus supplement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2017

(In millions, except shares in thousands)

	Centene	Fidelis Care	Pro Forma Adjustments (Note 7)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$4,072	$1,849	$(728	)(a)	$5,193
Premium and related receivables	3,413	210	—		3,623
Short-term investments	531	1,330	(125	)(a)	1,736
Other current assets	687	210	31	(f)	928

Total current assets	8,703	3,599	(822)		11,480
Long-term investments	5,312	—	—		5,312
Restricted deposits	135	450	—		585
Property, software and equipment, net	1,104	210	(139	)(a)	1,175
Goodwill	4,749	16	1,533	(b)	6,298
Intangible assets, net	1,398	—	1,000	(c)	2,398
Other long-term assets	454	—	—		454

Total assets	$21,855	$4,275	$1,572		$27,702

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, STOCKHOLDERS’ EQUITY AND NET ASSETS
Current liabilities:
Medical claims liability	$4,286	$1,360	$—		$5,646
Accounts payable and accrued expenses	4,165	677	117	(a),(c),(f)	4,959
Return of premium payable	549	—	—		549
Unearned revenue	328	31	—		359
Current portion of long-term debt	4	14	(14	)(a)	4

Total current liabilities	9,332	2,082	103		11,517
Long-term debt	4,695	71	1,411	(a),(d)	6,177
Other long-term liabilities	952	—	—		952

Total liabilities	14,979	2,153	1,514		18,646
Commitments and contingencies
Redeemable noncontrolling interests	12	—	—		12
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock(1)	—	—	—		—
Additional paid-in capital	4,349	—	2,234	(e)	6,583
Accumulated other comprehensive earnings	(3)	—	—		(3)
Retained earnings	2,748	—	(54	)(f)	2,694
Treasury stock, at cost	(244)	—	—		(244)

Total stockholders’ equity attributable to common stockholders	6,850	—	2,180		9,030
Noncontrolling interest	14	—	—		14

Total stockholders’ equity	6,864	—	2,180		9,044

Net assets		$2,122	$(2,122	)(g)

Total liabilities, redeemable noncontrolling interests, stockholders’ equity and net assets	$21,855	$4,275	$1,572		$27,702

(1)	On a historical basis, share information of the Company is as follows: 400,000 shares authorized; 173,437 shares issued and outstanding. On a pro forma combined basis, share information is as follows: 400,000 shares authorized; 194,958 shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 7. Balance Sheet Pro Forma Adjustments, beginning on page S-18 of this prospectus supplement.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

1. Description of Transaction

On September 12, 2017, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Fidelis Care to acquire substantially all of the assets (the “Acquired Assets”) and assume certain liabilities of Fidelis Care. The Asset Purchase Agreement provides, among other things, that upon the terms and subject to the conditions set forth therein, a newly formed New York health maintenance organization and a wholly owned subsidiary of the Company (the “Buyer”) will purchase the Acquired Assets for a total of $3.75 billion, subject to certain closing and post-closing adjustments, as described in the Asset Purchase Agreement (the “Acquisition Consideration”). The composition of the Acquisition Consideration, between Cash Consideration (as defined below) and Share Consideration (as defined below), if any, that Fidelis Care will receive in the Proposed Fidelis Acquisition is variable under the Asset Purchase Agreement, subject to the Share Consideration Election Amount (as defined below).

Under the terms of the Asset Purchase Agreement, no later than five business days prior to the closing of the Proposed Fidelis Acquisition, we may elect to deliver Acquisition Consideration that consists of (1) solely Cash Consideration or (2) a combination of Cash Consideration and Share Consideration. Subject to certain limitations set forth in the Asset Purchase Agreement, we have the option to fund up to $500.0 million of the Acquisition Consideration in our common stock, of which (i) up to $125.0 million may be used to fund the Acquisition Consideration payable at the closing of the Proposed Fidelis Acquisition (such amount, if any, the “Share Consideration Election Amount” and such shares, the “Share Consideration”) and (ii) up to $375.0 million may be used to fund the Escrow Fund (as defined below) (such amount, the “Escrow Share Amount” and such shares, the “Escrow Shares”). The number of shares of our common stock comprising the Share Consideration Election Amount, if any, and/or the Escrow Share Amount, if any, will be determined by dividing (i) such amount by (ii) the average price of our common stock over the five consecutive trading days preceding the date that is two trading days prior to the closing of the Proposed Fidelis Acquisition. The amount of Acquisition Consideration that Fidelis Care will receive in cash (the “Cash Consideration”) is equal to (a) $3.75 billion minus (b) the Share Consideration Election Amount, subject to a working capital adjustment.

The amount of Cash Consideration that Fidelis Care will receive at the closing of the Proposed Fidelis Acquisition will be further reduced by, among other things, a $375.0 million escrow which will be used to satisfy any of our post-closing indemnification claims (the “Escrow Fund”). No later than five business days prior to the closing of the Proposed Fidelis Acquisition, we may elect the composition of the Escrow Fund, being any combination of cash and Escrow Shares up to $375.0 million. Any Escrow Shares included in the Escrow Fund will be liquidated prior to final settlement of the Escrow Fund’s proceeds and will not be delivered to Fidelis Care. Fidelis Care will receive only cash proceeds from the Escrow Fund. To the extent that the value of the Escrow Fund exceeds $375.0 million at final settlement, we will be entitled to retain any such surplus. Likewise, to the extent that the value of the Escrow Fund is less than $375.0 million at final settlement or the amount due to be delivered to Fidelis Care taking into account post-closing indemnification claims, as applicable, the Company will be required to fund any such deficit.

For pro forma purposes only, it is assumed that the Acquisition Consideration will consist solely of Cash Consideration and the Escrow Fund will consist solely of cash. The final value of the Acquisition Consideration for accounting purposes will ultimately be based on our election of Share Consideration and Escrow Shares. Accordingly, the Acquisition Consideration could change materially.

We cannot assure you that we will be able to consummate the Proposed Fidelis Acquisition on a timely basis or at all. See “Risk Factors—Factors that may affect Future Results and the Trading Price of Our Common Stock” in Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2017.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and Fidelis Care. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Proposed Fidelis Acquisition is completed at the then-current market price.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the Company’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the Proposed Fidelis Acquisition, primarily at their respective fair values and added to those of the Company. Financial statements and reported results of operations of the Company issued after completion of the Proposed Fidelis Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Fidelis Care.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, accounting, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by the Company are estimated to be approximately $85 million, of which $13 million had been incurred as of December 31, 2017. Acquisition-related transaction costs expected to be incurred by the Company include estimated fees related to a bridge financing commitment agreement and other advisory fees associated with the transaction. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of any anticipated cost savings following completion of the Proposed Fidelis Acquisition. These potential cost savings opportunities are expected to arise from network and medical management savings, as well as administrative cost savings. The unaudited pro forma condensed combined financial statements do not reflect projected pretax restructuring and integration charges associated with the projected cost savings.

3. Accounting Policies

At completion of the Proposed Fidelis Acquisition, the Company will review Fidelis Care’s accounting policies to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no material differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

For pro forma purposes only, it is assumed that the Acquisition Consideration will consist solely of Cash Consideration and the Escrow Fund will consist solely of cash. The final value of the Acquisition Consideration for accounting purposes will ultimately be based on our election of Share Consideration and Escrow Shares. Accordingly, the Acquisition Consideration and its related allocation to the underlying net assets of Fidelis Care could change materially.

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Fidelis Care:

Estimated Fair Value
Consideration Transferred:
Cash	$3,750
Centene Common Stock	—

Estimate of Total Consideration Expected to be Transferred(a)	$3,750

(a)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the Proposed Fidelis Acquisition is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the date the Proposed Fidelis Acquisition is completed at the then-current market price.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by the Company in the Proposed Fidelis Acquisition, reconciled to the estimate of total consideration expected to be transferred:

As of December 31, 2017
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$1,217
Less: historical goodwill	(16)

Adjusted book value of net assets acquired	$1,201
Goodwill(a)	1,549
Identified intangible assets(b)	1,000
Adjustment to Property and equipment(c)	—

Consideration transferred	$3,750

(a)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)	As of completion of the Proposed Fidelis Acquisition, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. Under the Hart-Scott-Rodino Antitrust Improvements Act and other relevant laws and regulations, there are significant limitations on the Company’s ability to obtain specific information about the Fidelis Care intangible assets prior to completion of the Proposed Fidelis Acquisition.

At this time, the Company does not have sufficient information as to the amount, timing and risk of cash flows of all of Fidelis Care’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Fidelis Care’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Fidelis Care’s identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value	Estimated Useful Life (Years)
State and Federal Contracts	$800
Trademarks/trade names	120
Provider networks	80

Total	$1,000	13

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once the Company has full access to information about Fidelis Care’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to the Company only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Proposed Fidelis Acquisition. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Fidelis Care intangible assets and/or to the estimated weighted-average useful lives from what the Company has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to the Company’s estimate of associated amortization expense.

(c)	As of completion of the Proposed Fidelis Acquisition, property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. The Company does not have sufficient information at this time as to the specific nature, age, condition or location of Fidelis Care’s property and equipment, and the Company does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, the Company has assumed that the current Fidelis Care book values represent the best estimate of fair value. This estimate is preliminary and subject to change and could vary materially from the actual value on the date the Proposed Fidelis Acquisition is completed.

6. Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	Prior to the Proposed Fidelis Acquisition, Fidelis Care was a not-for-profit entity, not subject to premium tax expense. The Company estimates premium revenue, premium tax revenue and expense are as follows:

Year Ended December 31, 2017
Premium revenue	$19
Premium tax revenue	164
Premium tax expense	183

(b)	To record intangible amortization expense, as follows:

Year Ended December 31, 2017
Estimated intangible asset amortization expense (*)	$77

(*)	Assumes an estimated $1.0 billion of finite-lived intangibles and a weighted average amortization period of 13 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed).

(c)	The Company estimates reduced investment income to reflect lower investment balances associated with the acquired assets. The estimated reduction is as follows:

Year Ended December 31, 2017
Estimated investment income reduction	$(20)

(d)	The Company estimates interest expense associated with debt incurred to finance the Proposed Fidelis Acquisition:

•	Additional interest expense of approximately $79 million in the year ended December 31, 2017, based on approximately $1.5 billion of long term fixed-rate indebtedness the Company expects to incur to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses. The calculation of interest expense on the long-term indebtedness assumes maturity tranches between eight and 10 years and an estimated weighted average annual interest rate of 5.25%. If interest rates were to increase or decrease by 0.5% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by $8 million in the year ended December 31, 2017.

•	The Company estimates additional interest expense of approximately $3 million for the year ended December 31, 2017, related to the amortization of debt issuance costs associated with the approximately $1.5 billion of long-term indebtedness the Company expects to incur to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses. Issuance costs related to such long-term indebtedness are assumed to be amortized over an estimated weighted average term of approximately nine years.

(e)	The Company assumed a blended 37% tax rate when estimating the tax impact of the acquisition, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(f)	The Company estimates increased basic and diluted shares outstanding of 21,521 thousand for the year ended December 31, 2017, related to equity issued to finance the Proposed Fidelis Acquisition, assuming approximately $2.3 billion is issued at $106.87 per share (closing stock price on March 29, 2018) and no additional equity is issued to fund the purchase price, including as Share Consideration.

The shares calculated above and those used in the unaudited pro forma condensed combined statements included herein are based on the assumed stock price of $106.87 per share. The table below depicts a sensitivity analysis assuming a $5.00 and $10.00 increase or decrease of the closing price of Centene stock and the resulting estimated shares to be issued at the adjusted stock price as well as the corresponding pro forma diluted earnings per share.

	Sensitivity Analysis
Assumed stock price (in dollars)	$96.87	$101.87	$111.87	$116.87

Corresponding number of shares to be issued (in thousands)	23,743	22,578	20,560	19,680

Corresponding diluted earnings per common share (in dollars):
Diluted earnings per common share	$4.65	$4.68	$4.72	$4.75

7. Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To eliminate assets not acquired and liabilities not assumed, as follows:

Assets
Cash and cash equivalents	$(728)
Short term investments	(125)
Property, software and equipment	(139)
Liabilities
Accounts payable and accrued expenses	(2)
Short-term debt	(14)
Long-term debt	(71)

Total, net	$(905)

(b)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

Eliminate Fidelis Care’s historical goodwill	$(16)
Estimated transaction goodwill	1,549

Total	$1,533

(c)	To record intangible assets to an estimate of fair value of $1.0 billion and to record an employee benefit liability at an estimated fair value of $34 million.

(d)	The Company assumes approximately $1.5 billion of long-term indebtedness is issued to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses and incur debt issuance costs of $24 million.

(e)	The Company assumes approximately $2.3 billion of equity securities is issued to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses and incur equity issuance costs of $66 million.

(f)	To record estimated acquisition-related transaction costs:

•	Total acquisition-related transaction costs estimated to be incurred by the Company are approximately $85 million and are recorded as an increase to accrued liabilities. These acquisition-related transaction costs are not included in the pro forma condensed combined statement of operations.

•	Estimated transaction current tax asset for acquisition-related transaction costs of $31 million.

•	Retained earnings adjustment for the after-tax transaction costs incurred of $54 million.

(g)	To eliminate Fidelis Care’s historical net assets of $2.1 billion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock acquired in this offering by a Non-U.S. Holder (as defined below) as of the date hereof. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (“IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of our common stock that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax considerations applicable to them in their particular circumstances.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their individual circumstances, including Non-U.S. Holders that are subject to special rules, such as U.S. expatriates, banks or other financial institutions, insurance companies, brokers or dealers in securities or currencies, traders that elect to mark-to-market their securities, controlled foreign corporations, passive foreign investment companies, Non-U.S. Holders subject to the alternative minimum tax, or Non-U.S. Holders who hold shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations applicable to the ownership and disposition of our common stock that may be relevant to them.

This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax imposed on certain net investment income. In addition, this summary applies only to Non-U.S. Holders that hold our common stock as a capital asset within the meaning of the Code (generally, property held for investment purposes).

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR COMMON STOCK.

Distributions on Common Stock

Distributions with respect to our common stock will generally be treated as dividend income to the extent such distributions are paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will generally be treated first as a return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock (and will reduce the Non-U.S. Holder’s basis in such common stock) and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “—Sale, Exchange, or Other Taxable Disposition of Common Stock.” Generally, the gross amount of dividends paid to Non-U.S. Holders will be subject to withholding of U.S. federal income tax at a rate of 30% or at a lower rate if an applicable income tax treaty so provides and we (or our agent) have received proper certification as to the application of that treaty.

Dividends that are “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are generally subject to U.S. federal income tax on a net basis at regular graduated rates, in the same manner as if the Non-U.S. Holder were a United States person (as defined in the Code), and are exempt from the 30% withholding tax described above, provided that certain certification requirements are satisfied. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

To claim the benefits of an applicable income tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder will generally be required to provide a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with the conduct of a trade or business in the United States) or other suitable form. A Non-U.S. Holder eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, Exchange, or Other Taxable Disposition of Common Stock

Subject to the discussion below on backup withholding and Foreign Account Tax Compliance Act withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange, or other taxable disposition of our common stock, unless:

•	in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other taxable disposition, and certain other conditions are met;

•	the gain is “effectively connected” with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable treaty, the gain is attributable to a U.S. permanent establishment of such Non-U.S. Holder); or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such Non-U.S. Holder held such common stock and either (a) our common stock was not treated as regularly traded on an established securities market during a relevant period in the calendar year in which the sale, exchange, or other taxable disposition occurs, or (b) such Non-U.S. Holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods described above.

We believe that we have not been and are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

If gain realized on the sale, exchange, or other taxable disposition of our common stock is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), such Non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain from the disposition of our common stock at regular graduated rates in the same manner as if such Non-U.S. Holder were a United States person as defined in the Code. In the case of a Non-U.S. Holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, the Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% (unless otherwise provided by an applicable treaty) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S.-source capital losses.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, shares of our common stock held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities or (iii) qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock held by a Non-U.S. Holder that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (x) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (y) provides certain information regarding the entity’s “substantial United States owners,” which information the applicable withholding agent will be required in turn to provide to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

Information reporting and backup withholding

Non-U.S. Holders will generally be required to comply with certain certification procedures to establish that they are not U.S. persons in order to avoid backup withholding with respect to dividends paid to such Non-U.S. Holders on our common stock or, depending on the circumstances, the proceeds received by such Non-U.S. Holders on the sale, exchange, or other taxable disposition of our common stock. In addition, we are required to report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Non-U.S. Holders will generally be required to comply with certain certification procedures to establish that they are not U.S. persons in order to avoid information reporting with respect to proceeds received by such Non-U.S. Holders on the sale, exchange, or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will generally be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, which may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder timely provides certain required information to the IRS.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, offer and sell shares of common stock covered by this prospectus supplement and the accompanying prospectus. The common stock may be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the common stock, at a fixed price or prices, which may be changed, or at negotiated prices, by a variety of methods including the following:

•	through the NYSE or on any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	“block” sale transactions in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares they own and, if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus supplement, or under an amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include any donee, pledgee, transferee or other successors-in-interest as a selling stockholder under this prospectus supplement. The selling stockholders also may transfer the shares in other circumstances, in which case the donees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus supplement.

In addition, the selling stockholders may sell shares of common stock under any available exemption to the registration requirements of the Securities Act, including under the safe harbor provisions of Rule 144 under the Securities Act, if such transactions meet the criteria and conform to the requirements of that rule, rather than pursuant to this prospectus supplement and the accompanying prospectus. In effecting sales, broker-dealer or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

In offering the shares of common stock covered by this prospectus supplement and the accompanying prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc. To the extent the selling stockholders or any such broker-dealer may be deemed to be an underwriter, the selling stockholders and such broker-dealer will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%) of the gross proceeds of any offering.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. In addition, we will make copies of this prospectus supplement and accompanying prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus supplement and the accompanying prospectus forms a part.

We have agreed to keep the registration statement of which this prospectus supplement is a part effective until such time that all shares covered by the registration statement cease to constitute registrable securities (as defined in the Registration Rights Agreement by and between Centene Corporation and Michael Pinkert, as agent and attorney for certain stakeholders of MHM, dated February 23, 2018). We are required to pay all fees and expenses incurred in connection with the registration of the common stock, including all registration and filing fees and expenses; provided, however, we will not be required to pay the expense of any brokers’ commissions, underwriters’ discount or commission, any transfer taxes relating to the registration and sale of any shares and all counsels’ fees and expenses incurred by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock offered pursuant to this prospectus supplement and the accompanying prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Centene Corporation as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York) and subsidiaries as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K dated March 26, 2018, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Health Net, Inc. and subsidiaries, incorporated in this prospectus supplement by reference from the Health Net Form 8-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference from the Health Net Form 8-K. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

We may offer and sell from time to time, one or any combination of the securities we describe in this prospectus. In addition, certain selling securityholders may offer and sell our securities from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering. We or any selling securityholders will provide specific terms of any offering in supplements to this prospectus. The prospectus supplement will contain more specific information about the offering and the securities being offered, including the names of any selling securityholders, if applicable. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We and/or any selling securityholders, if applicable, may offer securities for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the names of any underwriters, the specific terms of the plan of distribution and the underwriter’s discounts and commissions.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CNC.” Any common stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2017

You should rely only on information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. No dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the debt securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we and/or certain selling securityholders, if applicable, may, from time to time, sell the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we and/or any selling securityholders offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of our securities. Each time we and/or any selling securityholders offer securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering, including the names of any selling securityholders, if applicable. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus or in any prospectus supplement, including the information incorporated by reference. We and any selling securityholders have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date. Unless the context otherwise requires, in this prospectus “Centene,” “we,” “us,” “our” and “ours” refer to Centene Corporation and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed with the SEC on April 25, 2017, and under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 21, 2017, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the additional risk factors and other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information.”

CENTENE CORPORATION

Centene is a diversified, multi-national healthcare enterprise that provides services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene provides member-focused services through locally based staff by assisting in accessing care, coordinating referrals to related health and social services and addressing member concerns and questions. Centene also provides education and outreach programs to inform and assist members in accessing quality, appropriate healthcare services. Centene believes its local approach, including member and provider services, enables it to provide accessible, quality, culturally-sensitive healthcare coverage to its communities. Centene’s health management, educational and other initiatives are designed to help members best utilize the healthcare system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems, resulting in better health outcomes. Centene combines its decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.

On March 24, 2016, Centene acquired all of the issued and outstanding shares of Health Net, Inc. (Health Net), a publicly traded managed care organization that delivers healthcare services through health plans and government-sponsored managed care plans. The transaction was valued at $6.0 billion, including the assumption of debt. The acquisition allows the Company to offer a more comprehensive and scalable portfolio of solutions and provides opportunity for additional growth across the combined company’s markets.

Centene operates in two segments: Managed Care and Specialty Services. Centene’s Managed Care segment provides health plan coverage to individuals through government subsidized programs, including Medicaid, that also encompasses the State Children’s Health Insurance Program (CHIP), Long Term Care (LTC), Foster Care, dual-eligible individuals (Duals) and the Supplemental Security Income Program, also known as the Aged, Blind or Disabled Program (ABD), and Medicare. The Managed Care segment also includes commercial health care products offered to individuals and large and small employer groups, as well as products to individuals through the Health Insurance Marketplace (HIM). Centene’s Specialty Services segment consists of its specialty companies offering diversified healthcare services and products to federal and state programs, correctional facilities, healthcare organizations, employer groups and other commercial organizations, as well as to its own subsidiaries. For the year ended December 31, 2016, Centene’s Managed Care and Specialty Services segments accounted for 94% and 6% respectively, of its total revenues.

Centene’s managed care membership totaled approximately 11.4 million as of December 31, 2016. For the year ended December 31, 2016, Centene’s total revenues and net earnings from continuing operations attributable to Centene were $40.6 billion and $559 million, respectively, and its total cash flow from operations was $1.9 billion.

Centene’s initial health plan commenced operations in Wisconsin in 1984. The Company was organized in Wisconsin in 1993 as a holding company for its initial health plan and reincorporated in Delaware in 2001.

The principal executive offices are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and the telephone number is (314) 725-4477. Centene’s website address is www.centene.com. We do not incorporate the information contained on our website into this Prospectus, and you should not consider it part of this Prospectus.

Our common stock is publicly traded on the NYSE under the ticker symbol “CNC.”

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, including the attached exhibits, and any reports, proxy statements or other information that we file at the SEC’s public reference room in Washington, D.C. at Room 1580, 100 F Street, N.E., 20549. You can request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The SEC makes our filings available to the public on its Internet site (http://www.sec.gov). In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

In addition, we make available free of charge through our Internet site (http://www.centene.com) reports we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information subsequently filed with the SEC and incorporated in this prospectus.

We incorporate by reference into this prospectus the following documents (SEC File No. 001-31826), which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 21, 2017;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on April 25, 2017;

•	our Current Reports on Form 8-K filed with the SEC on March 24, 2016 (as amended on May 10, 2016 and as further amended on June 9, 2016), March 2, 2017 and April 27, 2017; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 14, 2003, as amended by our Forms 8-A/A filed with the SEC on December 17, 2004 and April 26, 2007, including any amendments or reports filed for the purpose of updating such description.

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the expiration of the offering. The SEC allows us to incorporate by reference into this prospectus such documents. Unless otherwise stated, information that is furnished and not filed (for example, information under Item 2.02 of our Current Reports on Form 8-K) is not incorporated by reference into this prospectus. You should consider any statement contained in this prospectus (or in a document incorporated into this prospectus) or any prospectus supplement to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

We encourage you to read our SEC reports, as they provide additional information about us which prudent investors find important. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no charge upon request by contacting us at Centene Corporation, Attn: Corporate Secretary, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, telephone (314) 725-4477.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes. Such general corporate purposes may include the repayment of indebtedness, funding for acquisitions, capital expenditures, additions to working capital and to meet statutory capital requirements in new or existing states. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets. Unless we specify another use in the applicable prospectus supplement, we will not receive any of the proceeds from a sale of securities by any selling securityholders.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Statements set forth in this prospectus and incorporated by reference from documents we have filed with the Securities and Exchange Commission may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In particular, these statements include without limitation statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, investments and the adequacy of our available cash resources. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

All forward-looking statements included in this filing are based on information available to us on the date of this filing. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this filing, whether as a result of new information, future events or otherwise, after the date of this filing. You should not place undue reliance on any forward looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, including but not limited to:

•	our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves;

•	competition;

•	membership and revenue declines or unexpected trends;

•	changes in healthcare practices, new technologies, and advances in medicine;

•	increased health care costs;

•	changes in economic, political or market conditions;

•	changes in federal or state laws or regulations, including changes with respect to government health care programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions;

•	rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses;

•	our ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces;

•	tax matters;

•	disasters or major epidemics;

•	the outcome of legal and regulatory proceedings;

•	changes in expected contract start dates;

•	provider, state, federal and other contract changes and timing of regulatory approval of contracts;

•	the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, and TRICARE);

•	challenges to our contract awards;

•	cyber-attacks or other privacy or data security incidents;

•	the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the acquisition of Health Net, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the acquisition;

•	the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with certain regulatory approvals;

•	disruption from the acquisition making it more difficult to maintain business and operational relationships;

•	the risk that unexpected costs will be incurred in connection with, among other things, the acquisition and/or the integration;

•	changes in expected closing dates, estimated purchase price and accretion for acquisitions;

•	the risk that acquired businesses will not be integrated successfully;

•	our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and other quality scores that impact revenue;

•	availability of debt and equity financing, on terms that are favorable to us;

•	inflation; and

•	foreign currency fluctuations.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect our business operations, financial condition and results of operations, in our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

All statements, other than statements of current or historical fact, contained in this filing are forward-looking statements. We have attempted to identify these statements by terminology including “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions in connection with, among other things, any discussion of future operating or financial performance. In particular, these statements include statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, investments and the adequacy of our available cash resources.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. See “Risk Factors” beginning on page 2 of this prospectus for reference to the factors that could cause actual results to differ materially.

You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of our debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this description, the terms “we,” “our,” “ours,” and “us” refer only to Centene Corporation and not to any of its subsidiaries.

The Indentures

The debt securities will be issued in one or more series under an indenture (the “Indenture” or an “indenture”), to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee or under the Indenture, dated April 29, 2014, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 4.75% Senior Notes due 2022, the Indenture, dated February 11, 2016, among the Company (as successor to Centene Escrow Corporation) and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 5.625% Senior Notes due 2021, the Indenture, dated February 11, 2016, among the Company (as successor to Centene Escrow Corporation) and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 6.125% Senior Notes due 2024, and the Indenture, dated November 9, 2016, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 4.75% Senior Notes due 2025. The statements herein relating to the debt securities and the indentures are summaries and are subject to the detailed provisions of the applicable indenture. The indenture will be subject to and governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The description below is a summary and does not contain all the information you may find useful. We urge you to read the indenture because it, and not this summary, defines many of your rights as a holder of our debt securities. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever we refer to particular sections or defined terms in an indenture, those sections and definitions are incorporated by reference.

General

The debt securities will be our general obligations. The indenture does not limit the aggregate amount of debt securities which we may issue nor does it limit other debt we may issue. We may issue senior or subordinated debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, the indenture will not limit the amount of other secured or unsecured debt that we may incur or issue.

The senior debt securities will rank equally with all our other unsubordinated obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all our present and future senior indebtedness to the extent and in the manner set forth in the indenture. See “-Subordinated Debt Securities” below. The indenture will provide that the debt securities may be issued from time to time in one or more series.

The indenture will place no limitation on the amount of additional secured indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting secured indebtedness. Our outstanding secured indebtedness would rank senior to our senior unsecured indebtedness to the extent of such security, and our outstanding short- and long-term indebtedness would rank equally with our senior unsecured debt securities.

If this prospectus is being delivered in connection with the offering of a series of senior debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of secured long-term indebtedness senior to such senior unsecured indebtedness outstanding as of a recent date.

The applicable prospectus supplement relating to the particular series of debt securities will describe specific terms of the debt securities offered thereby, including, where applicable:

•	the title and any limit on the aggregate principal amount of the debt securities and whether the debt securities will be senior or subordinated;

•	the price at which we are offering the debt securities, usually expressed as a percentage of the principal amount;

•	the date or dates on which the debt securities of a series will be issued, and on which the principal of and any premium on such debt securities, or any installments thereof, will mature or the method of determining such date or dates;

•	the rate or rates, which may be fixed or variable at which such debt securities will bear interest or the method of calculating such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method of determining such dates;

•	the date or dates on which any interest will be payable and the applicable record dates;

•	the place or places where principal of, premium, if any, and interest, if any, on such debt securities, or installments thereof, if any, will be payable;

•	any of our obligations to redeem, repay, purchase or offer to purchase the debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or upon other conditions or at the option of the holders of the debt securities and the periods, prices and the other terms and conditions of such redemption or repurchase, in whole or in part;

•	any of our rights to redeem the debt securities at our option and the periods, prices and the other terms and conditions of such redemption, in whole or in part;

•	if denominations other than $1,000 and any integral multiple thereof in the case of debt securities in registered form, or $1,000 and $5,000 in the case of debt securities in bearer form, the denominations in which such debt securities will be issued;

•	whether the debt securities are original issue discount securities (as described below under “-Original Issue Discount Securities”) and the amount of discount;

•	the provisions for payment of additional amounts or tax redemptions, if any;

•	any addition to, or modification or deletion of, any event of default or covenant specified in the indenture with respect to such debt securities;

•	whether the debt securities of the series shall be issued in whole or in part in certified form;

•	the designation, if any, of any depositaries, trustees, paying agents, authenticating agents, security registrars or other agents with respect to the debt securities of such series;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which becomes payable upon a declaration of acceleration of maturity or the method of determining such portion;

•	in the case of the subordinated debt securities, the subordination provisions pertaining to such debt securities;

•	material federal income tax considerations, if applicable; and

•	any other special terms pertaining to such debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange or included in any market.

None of our directors, officers, employees, incorporators, or stockholders, past, present or future, will have any liability with respect to our obligations under the indenture or debt securities.

Original Issue Discount Securities

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

Indexed Securities

If the amount of payments of principal of, and premium, if any, or any interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion or exchange price or rate (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion or exchange price or rate and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.

Payment

Unless we specify otherwise in the applicable prospectus supplement, payments in respect of the debt securities will be made at the office or agency office or agency maintained by us in New York, New York. Payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

Registration, Transfer and Exchange

Unless we specify otherwise in the applicable prospectus supplement, a holder may transfer or exchange debt securities in accordance with the provisions of the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of debt securities. Holders will be required to pay all taxes due on transfer. We intend to appoint the trustee under the indenture as security registrar with respect to debt securities issued under the indenture.

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

Unless we specify otherwise in the applicable prospectus supplement, we may not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another person; unless:

(1) either:

(a) we are the surviving corporation; or

(b) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Surviving Entity expressly assumes pursuant to a supplemental indenture all our obligations under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after giving effect to such transaction no default or event of default shall have occurred and be continuing; and

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more of our subsidiaries, which properties or assets, if held by us instead of such subsidiaries, would constitute all or substantially all of our properties or assets on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our properties or assets.

Modification or Amendment of the Indenture

Unless we specify otherwise in the applicable prospectus supplement, except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of each series affected thereby then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of any series), and any existing default or event of default or compliance with any provision of the indenture or the debt securities of any series may be waived with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of any series).

Unless we specify otherwise in the applicable prospectus supplement, without the consent of each holder of debt securities affected, an amendment, supplement or waiver may not (with respect to any debt securities of any series held by a non-consenting holder):

(1) reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the stated maturity of any debt security;

(3) reduce the rate of or change the time for payment of interest on any debt security;

(4) waive a default or event of default in the payment of principal of, or interest or premium, if any, on the debt securities of any series (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series and a waiver of the payment default that resulted from such acceleration);

(5) make any debt securities of any series payable in money other than that stated in the debt securities of such series;

(6) in the case of subordinated debt securities of any series, modify any of the subordination provisions or the definition of senior debt relating to such series in a manner adverse to the holders of such subordinated debt securities;

(7) make any change in the provisions (including applicable definitions) of the indenture relating to waivers of past defaults or the rights of holders of debt securities of any series to receive payments of principal of, or interest or premium, if any, on the debt securities of such series;

(8) waive a redemption or repurchase payment with respect to any debt security of any series;

(9) make any change in the ranking of the debt securities of any series in a manner adverse to the holders of the debt securities of such series; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding and unless we specify otherwise in the applicable prospectus supplement, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indenture or the debt securities of one or more series:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(3) to provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our assets or any other transaction that complies with the indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to allow any guarantor to execute a supplemental indenture and/or a guarantee with respect to the debt securities of any one or more series;

(7) to provide for the issuance of and establish the form and terms and conditions of debt securities as permitted by the indenture;

(8) to add to our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be for the protection of the holders of debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities to waive such an event of default;

(9) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture with respect to the debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

(10) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities as additional security for the payment and performance of our or a guarantor’s obligations under the indenture in any property or assets;

(11) to add to, change, or eliminate any of the provisions of the indenture in respect of the debt securities, provided that any such addition, change, or elimination (i) will neither (A) apply to any debt security created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) will become effective only when there is no such debt security outstanding;

(12) to comply with the rules of any applicable securities depositary;

(13) to release a guarantor from its subsidiary guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture; or

(14) to comply with the covenant relating to mergers, consolidations and sales of assets.

Events of Default

Unless we specify otherwise in the applicable prospectus supplement, each of the following is an event of default:

(1) default for 30 consecutive days in the payment when due and payable of interest on the debt securities of that series;

(2) default in the payment when due and payable of the principal of or premium, if any, on the debt securities of that series (upon maturity, redemption, required repurchase or otherwise);

(3) default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

(4) failure by us or any of our restricted subsidiaries to comply with the provisions described under the caption “-Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers;”

(5) failure by us for 60 consecutive days after notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding to comply with any of its other covenants or agreements in the indenture or the debt securities of that series (other than a covenant or warranty that has been included in the indenture solely for the benefit of debt securities of a series other than that series);

(6) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to us.

(7) any other event of default provided with respect to debt securities, which is specified in a board resolution, a supplemental indenture hereto or an officers’ certificate, in accordance with the terms of the indenture.

In the case of an event of default specified in clause (6), the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding debt securities of each such affected series shall become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already become due and payable the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of each such affected series (each such series voting as a separate class) may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding debt securities due and payable immediately.

The holders of at least a majority in aggregate principal amount of the debt securities of all series affected thereby, voting as a single class, by notice to the trustee may on behalf of the holders of all of the debt securities of such affected series waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of such series, and rescind any acceleration and its consequences with respect to the debt securities of such series.

Legal Defeasance and Covenant Defeasance

Unless we specify otherwise in the applicable prospectus supplement, we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of any series (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities of such series when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities of such series concerning issuing temporary debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the defeasance provisions of the indenture.

In addition, unless we specify otherwise in the applicable prospectus supplement, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in the indenture as well as any additional covenants for a particular series of debt securities (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “-Events of Default” will no longer constitute an event of default with respect to the debt securities of a series.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (including mandatory sinking fund or analogous payments, if any), or interest and premium, if any, on the outstanding debt securities of such series on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default has occurred and is continuing with respect to the debt securities of such series on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of such series of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

Unless we specify otherwise in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect as to all debt securities of any series issued thereunder, when:

(1) either:

(a) all debt securities of any series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b) all debt securities of any series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable or redeemable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no default or event of default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3) we have paid or caused to be paid all sums payable by it under the indenture; and

(4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of such series at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Selection and Notice

Unless we specify otherwise in the applicable prospectus supplement, if less than all of the debt securities of a series are to be redeemed at any time, the trustee will select debt securities of the series to be redeemed not more than 60 days before the redemption date therefor in any manner that the trustee in its sole discretion deems fair and appropriate. Unless we specify otherwise in the applicable prospectus supplement, notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address (or electronically for global notes), except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities or a satisfaction and discharge of the indenture.

Subordinated Debt Securities

Debt securities of a series may be subordinated to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. The debt securities will be structurally subordinated to all indebtedness and other liabilities (including medical claims liability, accounts payable and accrued expenses, unearned revenue and other long-term liabilities) of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are itself recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Replacement of Securities

Unless we specify otherwise in the applicable prospectus supplement, we will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee in the circumstances described in the indenture. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee in the circumstances described in the indenture. In the case of a destroyed, lost or stolen debt security, an indemnity and/or security satisfactory to the trustee and us, and payment of any taxes, governmental charges or other expenses, may be required from the holder of the debt security before a replacement debt security will be issued.

Governing Law

The laws of the State of New York will govern each indenture and will govern the debt securities.

Regarding the Trustee

If the trustee becomes a creditor of us, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and the provisions of our certificate of incorporation and by-laws. It also summarizes some relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as Delaware law or the DGCL. Since the terms of our certificate of incorporation, by-laws, and Delaware law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file with the SEC as described under the heading “Where You Can Find More Information.”

General

Centene’s authorized capital stock consists of 410 million shares, of which:

•	400 million shares are designated as common stock, par value $0.001 per share, and

•	10 million shares are designated as preferred stock, par value $0.001 per share.

As of March 31, 2017, Centene had 172,271,202 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends and other distributions in cash, stock or property, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution. In the event of a merger or consolidation, the holders of each share of common stock shall be entitled to receive the same per share consideration on a per share basis. Holders of common stock have no cumulative voting rights. The common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the completion of this offering will be fully paid and nonassessable.

We may issue additional shares of authorized common stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law.

The transfer agent and registrar for the common stock is Broadridge Corporate Issuer Solutions, Inc. Information about Broadridge Corporate Issuer Solutions, Inc. may be obtained at (855) 627-5087. Our common stock is listed on the NYSE under the symbol “CNC.”

Preferred Stock

The following is a description of general terms and provisions of the preferred stock. All of the terms of the preferred stock are, or will be contained in our certificate of incorporation or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock, and will be available as described under the heading “Where You Can Find More Information.”

Our board of directors is authorized, without further stockholder approval but subject to applicable rules of the NYSE and any limitations prescribed by law, to issue up to 10 million shares of preferred stock from time to time. Our board of directors has the discretion to provide for the issuance of all or any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

•	subject to redemption at such time or times and at such price or prices,

•	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series,

•	entitled to such rights upon the dissolution of Centene or upon any distribution of our assets, or

•	convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock of Centene at such price or prices or at such rates of exchange and with such adjustments as the board may determine.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Centene by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our stockholders for issuance of common and preferred stock unless our board of directors believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.

Limitation on Liability of Directors; Indemnification

Our certificate of incorporation provides that no director shall be personally liable to Centene or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Our certificate of incorporation further provides that any repeal or modification of this limitation of liability by our stockholders shall not adversely affect any right or protection of a director of Centene existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Our certificate of incorporation requires that we indemnify our directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, however, Centene shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the board of directors. The right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Any repeal or modification by the stockholders of indemnification or advancement rights shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of Centene existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The board of directors may in its discretion provide rights to indemnification and to the advancement of expenses to employees and agents of Centene similar to those described above.

The inclusion of these provisions in our certificate of incorporation and by-laws may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter Centene or its stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Centene and its stockholders.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws

Some of the provisions in our certificate of incorporation and by-laws and Delaware law could have the following effects, among others:

•	delaying, deferring or preventing a change in control of Centene;

•	delaying, deferring or preventing the removal of our existing management or directors;

•	deterring potential acquirors from making an offer to our stockholders; and

•	limiting our stockholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

The following is a summary of some of the provisions in our certificate of incorporation and by-laws that could have the effects described above. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Business Combination Statute. We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Other Supermajority Voting Requirements. In addition to the supermajority requirement for certain business combinations discussed above, Centene’s certificate of incorporation also contains other supermajority requirements, including:

•	a requirement that the vote of 75% of the outstanding shares of common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required to remove a director, with or without cause; and

•	a requirement that the vote of 75% of the outstanding shares of common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required for the stockholders to adopt, amend, alter or repeal the by-laws; and

•	a requirement that any amendment or repeal of specified provisions of Centene’s certificate of incorporation (including provisions relating to directors and amendment of our by-laws) must be approved by at least 75% of the outstanding shares of our common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors.

Actions at Meetings of Stockholders; Special Meetings. Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or some of our officers. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in our control or management.

Classified Board of Directors. Our certificate of incorporation and by-laws provide that our board of directors will be divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.

Directors, and Not Stockholders, Fix the Size of the Board of Directors. Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than five nor more than eleven directors.

Board Vacancies to Be Filled by Remaining Directors and Not Stockholders. Under our certificate of incorporation and by-laws, any vacancy created by any reason prior to the expiration of the term in which the vacancy occurs will be filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor.

Advance Notice for Stockholder Proposals. Our by-laws contain provisions requiring that advance notice be delivered to Centene of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our board of directors. Ordinarily, the stockholder must give notice not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is not within 30 days before or 70 days after such date, notice by the stockholder must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to the meeting or the 10th day following the day on which such public notice was first given. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for stockholder action in accordance with the provisions of applicable law.

Limitation on Liability of Directors; Indemnification

Centene’s certificate of incorporation, as amended, provides that no director shall be personally liable to Centene or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Centene’s certificate of incorporation, as amended, further provides that any repeal or modification of this limitation of liability by the Centene stockholders shall not adversely affect any right or protection of a director of Centene existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Centene’s certificate of incorporation, as amended, requires that Centene indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, however, Centene shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the Centene Board. The right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Any repeal or modification by the stockholders of indemnification or advancement rights shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of Centene existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Centene Board may in its discretion provide rights to indemnification and to the advancement of expenses to employees and agents of Centene similar to those described above.

The inclusion of these provisions in the Centene certificate of incorporation, as amended, and amended and restated by-laws may have the effect of reducing the likelihood of derivative litigation against Centene’s directors and may discourage or deter Centene or its stockholders from bringing a lawsuit against Centene’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Centene and its stockholders.

General Provisions Related to Centene Preferred Stock

The following is a description of general terms and provisions of the Centene preferred stock. All of the terms of the Centene preferred stock are, or will be contained in Centene’s certificate of incorporation, as amended, or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock, and will be available as described under the heading “Where You Can Find More Information.”

The Centene Board is authorized, without further stockholder approval but subject to applicable rules of the NYSE and any limitations prescribed by law, to issue up to ten million shares of preferred stock from time to time. The Centene Board has the discretion to provide for the issuance of all or any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

•	subject to redemption at such time or times and at such price or prices;

•	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

•	entitled to such rights upon the dissolution of Centene or upon any distribution of Centene’s assets; or

•	convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock of Centene at such price or prices or at such rates of exchange and with such adjustments as the board may determine.

The purpose of authorizing the Centene Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of Centene’s outstanding voting stock.

Certain Effects of Authorized but Unissued Stock

Centene may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable Centene to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Centene by means of a proxy contest, tender offer, merger or otherwise. Centene will not solicit approval of its stockholders for issuance of common and preferred stock unless the Centene Board believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.

DESCRIPTION OF THE DEPOSITARY SHARES

We may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock or multiple shares of preferred stock with the amount of the preferred shares to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States. The applicable prospectus supplement will set forth the name and address of the depositary and a form of deposit agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or to a Current Report on Form 8-K. Subject to the terms of the deposit agreement, each owner of a depositary share will have a pro rata interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange and liquidation rights. In addition to this summary, you should refer to the applicable prospectus supplement and the detailed provisions of the relevant deposit agreement for complete terms of the deposit agreement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

DESCRIPTION OF THE WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities, shares of our preferred stock or shares of our common stock. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. In addition to this summary, you should refer to the applicable prospectus supplement and the detailed provisions of the relevant warrant agreement for complete terms of the warrants and the warrant agreement. Unless otherwise specified in a prospectus supplement accompanying this prospectus, each warrant agreement will be between us and a banking institution organized under the laws of the United States or a state thereof as warrant agent. In connection with an offering of our warrants, a form of warrant agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or to a Current Report on Form 8-K.

Warrants will be evidenced by warrant certificates. Unless otherwise specified in the applicable prospectus supplement, the warrant certificates may be traded separately from the debt securities, preferred stock or common stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant will not have any of the rights of a holder of our debt securities, preferred stock or common stock and will not be entitled to any payments on any debt securities, preferred stock or common stock issuable upon exercise of the warrants.

The prospectus supplement relating to a particular series of warrants to issue debt securities, preferred stock or common stock will describe the terms of those warrants, including the following, where applicable:

•	the title and the aggregate number of warrants;

•	the offering price for the warrants (if any);

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	the dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which the offering price (if any) and the exercise price for such warrants are payable;

•	the periods during which and the places at which such warrants are exercisable;

•	the date (if any) on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the redemption or call provisions (if any) applicable to the warrants;

•	the identity of the warrant agent;

•	the exchanges (if any) on which such warrants may be listed;

•	information with respect to book-entry procedures, if any;

•	a discussion of material U.S. federal income tax considerations; and

•	any other terms of or material information about such warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We and/or the selling stockholders may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	through agents or dealers;

•	to or through underwriters;

•	directly by us and/or the selling stockholders to purchasers; or

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

We and/or the selling stockholders will describe the details of any such offering and the plan of distribution for any securities offering in a prospectus supplement.

In addition, to the extent this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Centene Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Health Net, Inc. and subsidiaries, incorporated in this Prospectus by reference from the Current Report on Form 8-K of Centene Corporation filed on March 24, 2016 (as amended on May 10, 2016 and as further amended on June 9, 2016) (the “Form 8-K”), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference from the Form 8-K. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Centene Corporation

Up to 1,717,789 Shares of Common Stock

PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is April 2, 2018